Exhibit 99.2

RISK FACTORS

Risks Related to Our Business

Our net sales, net income and growth depend largely on the North American and European economies and the network infrastructure, information technology, telecommunications and OEM marketplaces. Our ability to sell our products is largely dependent on how much companies in the U.S. and abroad spend on information technology and on building or reconfiguring their network infrastructure. Over the past few years many companies have significantly reduced their information technology budgets, and construction activity that necessitates the building or modification of network infrastructures has slowed considerably. In the event that these marketplaces do not improve, or if they were to get worse, we could suffer decreased sales and net income (or net losses) and be required to enact further restructurings. Such events could, among other things, have a negative impact on our cash flow.

Because we operate in markets that experience rapid technological change, certain of our products could become obsolete or marketplaces in which we sell could become more competitive. Many of the markets that we serve are characterized by rapid technological change. We believe that our future success will depend in part upon our ability to enhance existing products and to develop or acquire new products that meet or anticipate such changes. The failure to successfully introduce new or enhanced products on a timely and cost-competitive basis could have a material adverse effect on our business. At the same time, however, the introduction of new or enhanced products tends to have the effect of reducing the prices at which we can sell some of our existing product lines, which may harm our net sales and profitability.

Many of our network cable products are subject to various industry standards. Many of such standards, particularly for newer high bandwidth cable products, are still being developed. In the event we are unable to meet such standards when adopted, or if the implementation of such standards was delayed, our business could be adversely affected.

Fiber optic and wireless technologies represent substitutes for copper based cable products. A significant decrease in the cost and complexity of installation of fiber optic systems, or increase in the cost of copper based systems, could make fiber optic systems superior on a price performance basis to copper systems and may have a material adverse effect on our business. Also, wireless technology, as it relates to premise network and communication systems, may represent a threat to both copper and fiber optic cable based systems by reducing the need for premise wiring. While we sell fiber optic cable and components and cable that is used in certain wireless applications, if fiber optic systems or wireless technology were to significantly erode the markets for copper based systems or, in the case of wireless technology, fiber optic based systems, our sales of fiber optic and products for wireless applications may not be sufficient to offset any decrease in sales or profitability of other products that may occur.

Price fluctuations or shortages of raw materials could adversely affect our operations. Copper is a principal raw material purchased by us and our sales may be affected by the market price of copper. Significant fluctuations in the price of copper or other raw materials could have a negative effect on our business. We generally do not engage in hedging transactions for copper or other raw materials and we may not be able to pass on increases in the price of copper and other raw materials to our customers. The inability of suppliers to supply raw materials used in our production could have a material adverse effect on our business until a replacement supplier is found or substitute materials are approved for use.

Our business is subject to the economic and political risks of maintaining facilities and selling products in foreign countries. During fiscal 2002, 42.6% of our sales were in markets outside the United States.

Our operations may be adversely affected by significant fluctuations in the value of the U.S. dollar against foreign currencies or by the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds. Furthermore, our foreign operations are subject to risks inherent in maintaining operations abroad, such as economic and political destabilization, international conflicts, restrictive actions by foreign governments, nationalizations and adverse foreign tax laws.

Our markets are competitive. We are subject to competition from a substantial number of international and regional competitors, some of which have greater financial, engineering, manufacturing and other resources than we do. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Also, such competitive markets have in the past, including during fiscal 2002, placed significant pricing pressures on most products we manufacture. Such competitive pricing pressures could continue and adversely affect our sales, margins and net income.

Potential environmental, product, warranty or other liabilities could adversely impact our financial position. Risk of environmental, product and warranty liabilities, and other costs associated therewith, are inherent in the nature of our business. Though we do not currently know of any material environmental, product or warranty liabilities, we cannot assure you that such costs will not arise in the future.

Losing the services of key personnel or adverse relations with employees could harm our business. Our continued success depends on the efforts and abilities of our executive officers and other key employees. The loss of any of our executive officers or other key employees could adversely affect our operations. In addition, in connection with the pending relocation of our principal executive offices to the Chicago area, we may experience disruptions if we are unable to staff key positions in our new offices or prematurely lose the services of employees not relocating. Our ability to attract and retain quality employees in all disciplines is important to our future success. See also “Business-Employees.”

Many of our products are sold through distribution. While we deal with many distributors, there are a number of significant distributors in the U.S. Any consolidation relating to these distribution channels could potentially have adverse results, including reduced ability to access the end marketplace. In addition, we may have significant credit exposures to certain of these distributors.

We may not be able to successfully identify, finance or integrate acquisitions. Growth through acquisition has been, and is expected to continue to be, an important part of our strategy. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms. Potential acquisitions may require us to obtain additional or new financing, and such financing may not be available on terms acceptable to us, or at all. Further, we cannot assure you that we will be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits expected from such acquisitions.

Anti-takeover provisions could delay or prevent a change in control or adversely impact the price of our common stock. Provisions of the debentures, our rights agreement and our certificate of incorporation, as well as provisions of the Delaware General Corporation Law could each have the effect of deterring hostile takeovers or delaying, deterring or preventing a change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected consolidated financial data for each fiscal year of the two-year period ended July 31, 2002 and the consolidated financial data for the nine months ended April 30, 2003, and April 30, 2002. The financial data, other than financial data in the consolidated statements of cash flows and related cash flow information, for the years ended July 31, 2002 and 2001 and the nine months ended April 30, 2002 are based on restated consolidated financial statements that reflect the following:

•	On October 31, 2002, we sold substantially all of the operating assets (consisting principally of accounts receivable, inventory and fixed assets) of our NORCOM operating unit, a manufacturer of outside plant and central office cables located in Kingston, Ontario. The assets were sold for cash of $11.3 million, plus assumption by the buyer of certain current liabilities. The sale price is subject to adjustment for asset values as of the closing date, and is expected to be finalized in the quarter ended July 31, 2003. We retained ownership of the NORCOM real estate and are leasing the property to the purchaser essentially rent free for the first year of the lease agreement. Accordingly, $1.7 million, representing the estimated fair market value of annual lease payments, of the proceeds from the sale have been recorded as deferred rental income and will be amortized to revenue on a straight-line basis over the rental period. Net sales included $0.9 million of deferred rental income for the nine-month period ended April 30, 2003. Under the terms of the sale agreement, the purchaser is responsible for certain of the building operating costs during the period of occupancy. The purchaser has indicated its intent to vacate the facility during the first half of our fiscal year beginning August 1, 2003, at which time we would resume responsibility for such operating costs until a sale of the building could be completed. Such costs are currently estimated to be $0.7 to $1.0 million annually. The sale agreement provides for a contingent additional purchase price of up to $8.1 million over a three-year period, primarily dependent on the sales of certain inventory items to specific customers. Under the sale agreement, we retained various liabilities, including certain pension and post-retirement obligations related to the transferred employees. Certain of these liabilities will be either eliminated or reduced significantly going forward. In fiscal 2002, NORCOM had total sales of $52.1 million and generated a net loss from discontinued operations of $0.03 per diluted share. The results of operations for NORCOM presented in this offering circular are reported separately as discontinued operations in the consolidated statements of operations for all periods presented. The expenses relating to non-assumed liabilities, such as pension, are not included in the discontinued operation results presented in this offering circular.

The selected consolidated financial data for the year ended July 31, 2002 have been derived from the audited consolidated financial statements appearing elsewhere herein. The selected consolidated financial data for the fiscal year ended July 31, 2001 have been derived from unaudited consolidated financial statements which, in the opinion of management, have been prepared on the same basis as the consolidated financial statements for fiscal 2002. Results for the nine months ended April 30, 2003 and 2002 are not necessarily indicative of results for the full fiscal year. The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto included elsewhere herein.

The financial statements that were included in our SEC filings for fiscal years prior to fiscal 2002 were audited by Arthur Andersen LLP. As more fully described in this offering circular, Arthur Andersen has ceased its audit practice. Because of the unavailability of Arthur Andersen to conduct an audit of our restated financial statements for the fiscal years prior to fiscal 2002, the selected consolidated financial data for fiscal 2001 has been derived from unaudited financial statements that are not included in this offering circular and no financial data for years prior to fiscal 2001 have been presented. While we believe the unaudited financial data for fiscal 2001 fairly present our financial position and results of operations for fiscal 2001, they may not be as reliable as audited financial data and you should not rely upon them to the same extent.

	For the Fiscal Year Ended July 31,		Nine Months Ended April 30,
Historical Income Statement Data:	2002	2001	2003	2002
	(in thousands, except per share data)(1)
Net sales	$501,612	$652,412	$355,192	$373,615
Cost of sales(2)	373,554	463,146	273,060	277,215

Gross profit	128,058	189,266	82,132	96,400
Selling, general and administrative expenses(2)	98,063	119,202	68,443	74,971
Amortization of goodwill	2,052	2,378	—	1,535
Research and development expenses	4,988	5,202	2,879	3,709
Business restructuring expenses	5,611	15,326	8,457	5,224

Income from operations	17,344	47,158	2,353	10,961
Interest expense, net	6,796	9,018	4,310	4,979
Other expense (income), net	857	57	(103)	416

Income (loss) from continuing operations before income taxes and minority interest	9,691	38,083	(1,854)	5,566
Income tax provision (benefit)	4,491	19,396	(996)	2,374
Minority interest in earnings of subsidiaries, net	300	684	495	257

Net income (loss) from continuing operations	4,900	18,003	(1,353)	2,935

Discontinued operations:
(Loss) income from discontinued operations, net of tax benefit of $603 for fiscal 2002 and tax provision of $2,507 for fiscal 2001, and tax benefit of $293 and $709 for the nine months ended April 30, 2003 and 2002, respectively	(1,312)	5,453	(636)	(1,542)
Loss on sale of business, net of tax benefit of $12,698 for the nine months ended April 30, 2003	—	—	(32,055)	—

Net (loss) income from discontinued operations	(1,312)	5,453	(32,691)	(1,542)

Net income (loss)	$3,588	$23,456	$(34,044)	$1,393

Basic earnings (loss) per common share
from continuing operations	$0.11	$0.41	$(0.03)	$0.07
from discontinued operations	$(0.03)	$0.13	$(0.73)	$(0.04)

	$0.08	$0.54	$(0.76)	$0.03

Diluted earnings (loss) per common share
from continuing operations	$0.11	$0.40	$(0.03)	$0.07
from discontinued operations	$(0.03)	$0.12	$(0.73)	$(0.04)

	$0.08	$0.52	$(0.76)	$0.03

Weighted average common shares outstanding	44,244	43,743	44,533	44,178
Weighted average common shares outstanding and common stock equivalents	44,631	44,927	44,533	44,669

Other Financial Data:
Depreciation and amortization	$20,424	$18,164	$14,119	$15,325
Capital expenditures(3)	12,559	38,082	4,500	11,366
Ratio of earnings to fixed charges(4)	2.05	4.37	— (5)	1.82

	As of July 31,		As of April 30,
			Actual	As Adjusted(6)
	2002	2001	2003	2003

Balance Sheet Data:
Cash and cash equivalents	$16,754	$14,625	$10,977	$18,824
Net working capital(7)	185,394	202,797	163,205	163,205
Total assets	585,787	584,396	528,363	539,910
Total debt	111,350	124,315	83,760	115,307
Stockholders’ equity	356,900	340,925	337,040	317,040

(1)	Financial data, other than the financial data in the consolidated statements of cash flows and related cash flow information, for the fiscal years ended July 31, 2002 and 2001 and the nine months ended April 30, 2002 have been restated from our previously reported data to reflect the discontinued NORCOM operations.
(2)	Shipping and handling costs were historically classified as a component of either cost of sales or SG&A, depending on the specific operating unit. Effective August 1, 2002, all shipping and handling costs have been included in cost of sales, and such information has been reclassified in prior year financial statements to conform to the current year presentation. Shipping and handling costs reclassified to cost of goods sold were $8.9 million and $9.8 million for the fiscal years ended July 31, 2002 and 2001, respectively, and $6.4 million for the nine months ended April 30, 2002.
(3)	Capital expenditures are not required to be, and therefore have not been, restated to reflect the discontinued operation treatment for the NORCOM operations that we have sold.
(4)	We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of pretax income from continuing operations before adjustment for minority interest plus fixed charges and amortization of capitalized interest less interest capitalized. Fixed charges consist of interest incurred on all indebtedness (including amortization of deferred debt issuance costs) and a portion of rent expense which we estimated to be the interest implicit in those rentals.
(5)	For the nine months ended April 30, 2003, earnings were insufficient to cover fixed charges by $1.8 million.
(6)	Gives effect to the receipt of estimated net proceeds of approximately $106.3 from the sale of the debentures in this offering and the application of the net proceeds therefrom, and assumes the use of $20.0 million of net proceeds for the repurchase of approximately 2,894,356 shares of our common stock, as if they had occurred on April 30, 2003.
(7)	Net working capital represents our total current assets (excluding cash and cash equivalents) less our total current liabilities (excluding current maturities on long-term debt).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion of our consolidated historical results of operations and financial condition should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere herein. Information presented reflects the restatement for the discontinued NORCOM operations and the reclassification for the portion of shipping and handling costs that were previously recorded in SG&A to costs of goods sold.

We are a leading designer, manufacturer and distributor of advanced connectivity products for the network communication and specialty electronic marketplaces. Network communication encompasses connectivity products used within local area computer networks and communication infrastructures for the electronic and optical transmission of data, voice and multimedia. Our products include high bandwidth network and interconnect cables, fiber optic cable and passive components, including connectors, wiring racks and panels, and interconnecting hardware for end-to-end network structured wiring systems, and communication cable products for central office, wireless and other applications. Specialty electronic encompasses electronic cable products for automation and process control applications as well as specialized wire and cable products for niche markets, including commercial aviation and automotive electronics.

Network cables are classified into categories according to their data transmission capability or system bandwidth, which are each based on industry standards. We have seen significant shifts in the U.S. from Category 5 network systems to Category 5e network systems. The result has been to exert significant price pressures on both Category 5 and Category 5e cables and components. Category 6 standards were adopted in the U.S. which has resulted in acceleration of Category 6 network systems. The difficult economy and depressed IT spending, however, has limited the total sales of such Category 6 systems. Fiber optic cable has continued to be incorporated into passive network systems. In addition, the installation of wireless LAN systems, particularly Wi-Fi, have also increased. Each network system, whether twisted-pair or fiber, also includes a large number of other components, such as connectors, patch panels, outlets and racks. We offer these other components and one of our competitive strengths is that we are one of only a few manufacturers who offer a fully-integrated system incorporating all of these components. We do not offer wireless LAN systems, although in certain cases our cables may be incorporated into a wireless system. We expect that the network communication market will continue to shift to higher performance twisted-pair and fiber cables and components, as well as shift to entities able to offer end-to-end solutions.

Most of our network communication sales are made through distributors. Because a large number of components are involved in passive network systems, the distributor is able to stock all of these components and better supply the needs of the end-customer. A significant factor in our sales is our success in having our products specified in a project, whether a new building, building expansion or an update of a network system within an existing building, at the time the project is being designed. To secure the selection of our products on new projects, we use a direct sales force, manufacturer representatives and system installers.

Through our Specialty Electronic segment, we design and manufacture value-added, specialty electronic data and signal transmission products. These products are diverse and serve various niche markets including industrial automation, process control, aerospace, automotive and sound, safety and video industries. Sales of these products tend to be driven by specifications and needs of OEMs and capabilities of the cable manufacturer. Our experienced employees and our investment in testing equipment and product development have permitted us to work closely with our customers’ engineering and design teams to write our products into the customers’ new product technical specifications. Through these joint product development efforts we not only benefit from being customer specified in the OEM and aftermarket, but we are also able to remain at the leading edge of technology in our industry. The decrease in production by many OEMs has negatively affected pricing and demand of various specialty cables, and limited opportunities to design and manufacture new types of cables.

Network Communication sales are generally based upon prices quoted at the time the order is taken. We often have master agreements with large customers setting forth the terms of sale. We do not generally enter into long-term contracts with respect to sales of such products. Specialty Electronic segment sales are made either on a purchase order basis or pursuant to long-term contracts and, as with the Network Communication segment, we often have master agreements with large customers setting forth the terms of sale. Long-term contracts generally have price adjustment clauses for changes in raw material costs.

The large cost components for our business are material and labor. We are a large purchaser of copper wire and various compound materials for insulation and jacketing. We maintain inventories of raw materials to meet short-term needs and generally do not enter into long-term raw material agreements extending beyond twelve months. Because we manufacture most of the products we sell, labor is a significant component of costs of goods sold. Also, due to our focus on customer service and design and engineering, employee compensation is a major component of SG&A.

Operations for fiscal 2002 and the nine months ended April 30, 2003 were negatively affected by the slowdown in the U.S. and European economies, particularly in the network, information technology and OEM marketplaces. We expect the slowdown to continue for at least the short-term. There can be no assurances as to when the economy and the network, information technology and OEM marketplaces will pick up.

Cost Saving Initiatives

Consolidation of Operations

During the nine months ended April 30, 2003, we have engaged in several initiatives designed to generate cost savings to improve our profitability and better position us to implement our business strategy. The key elements of the initiatives include:

•	the consolidation of four facilities into other operations in North America and Europe;

•	company-wide work force reduction of approximately 400, including employees of the facilities that were consolidated; and

•	efforts to retain brands and sales forces associated with the consolidated divisions, in order to maintain existing business relationships.

We estimate that the initiatives will generate annual pretax cost savings of approximately $28 million. We continuously review each of our businesses, which includes trying to identify new opportunities for additional cost savings. Actions resulting from such a review could include work force reductions, the closure, sale or consolidation of facilities and asset write-downs. Work force reductions or the closure, sale or consolidation of facilities would result in business restructuring expenses when any such actions are undertaken. If we decide to take such actions, they could occur as early as the fourth quarter of fiscal 2003. We anticipate that any cost saving initiatives will have an overall positive impact on our cash flow.

NORCOM Sale

On October 31, 2002, we sold substantially all of the operating assets (consisting principally of accounts receivable, inventory and fixed assets) of our NORCOM operating unit, a manufacturer of outside plant and central office cables located in Kingston, Ontario. The assets were sold for cash of $11.3 million, plus assumption by the buyer of certain current liabilities. The sale price is subject to adjustment for asset values as of the closing date, and is expected to be finalized in the quarter ended July 31, 2003. We retained ownership of the NORCOM real estate and are leasing the property to the purchaser essentially rent free for the first year of the lease agreement. Accordingly, $1.7 million, representing the estimated fair market value of annual lease payments, of the proceeds from the sale have been recorded as deferred rental income and will be amortized to revenue on a straight-line basis over the rental period. Net sales included $0.9 million of deferred rental income for the nine-month period ended April 30, 2003. Under the terms of the sale agreement, the purchaser is responsible for certain of the building operating costs during the period of occupancy. The purchaser has indicated its intent to vacate the facility during the first half of our fiscal year beginning August 1, 2003, at which time we would resume responsibility for such operating costs until a sale of the building could be completed. Such costs are currently estimated to be $0.7 to $1.0 million annually. The sale agreement provides for a contingent additional purchase price of up to $8.1 million over a three year period, primarily dependent on the sales of certain inventory items to specific customers. Under the sale agreement, we retained various liabilities, including certain pension and post retirement obligations related to the transferred employees. Certain of these liabilities will be either eliminated or reduced significantly going forward. In fiscal 2002, NORCOM had total sales of $52.1 million and generated a net loss from discontinued operations of $0.03 per diluted share. The results of operations for NORCOM presented in this offering circular are reported separately as discontinued operations in the consolidated statements of operations for all periods presented. The expenses relating to non-assumed liabilities, such as pension, are not included in the discontinued operation results presented herein.

The sale of NORCOM reduced our total sales, but improved our gross margin, operating income and earnings per share from continuing operations for fiscal 2002. In addition, the sale reduces our exposure to the telecommunication industry, which we think still has more difficult times ahead and will lag the turnaround in other areas of our business. Sales of telecommunication cable is driven largely by price, which due to overcapacity in the industry, has been under significant pressure. The NORCOM business did not fit within our strategy of focusing on products that require higher levels of engineering and customer service.

Reclassification of Shipping and Handling Costs

During the first quarter of fiscal 2003, we reclassified a portion of shipping and handling costs that were previously recorded in SG&A to costs of goods sold. Shipping and handling costs incurred by us for the delivery of goods to customers were historically classified as a component of either cost of sales or SG&A, depending on the specific operating unit. Effective August 1, 2002, all shipping and handling costs have been included in cost of sales, and prior year statements have been reclassified to conform to the current year presentation. The result of this change is to shift such amounts from SG&A to cost of goods sold.

Results of Operations

The following table presents, for the periods indicated, certain items from our consolidated statements of operations as a percentage of net sales:

	Fiscal Year Ended July 31,		Nine Months Ended April 30,
	2002	2001	2003	2002
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	74.5	71.0	76.9	74.2
Gross profit	25.5	29.0	23.1	25.8
Selling, general and administrative expenses	19.5	18.3	19.3	20.1
Research and development expenses	1.0	0.8	0.8	1.0
Income from operations	3.5	7.2	0.7	2.9
Net income (loss)	0.7	3.6	(9.6)	0.4

Nine Months Ended April 30, 2003 Compared to Nine Months Ended April 30, 2002

Sales for the nine months ended April 30, 2003 (“first nine months 2003”) were $355.2 million compared to $373.6 million for the nine months ended April 30, 2002 (“first nine months 2002”), a decrease of 5%. Network Communication segment sales decreased $12.3 million, or 6%, to $208.1 million for the first nine months 2003 compared to $220.4 million for the first nine months 2002, and Specialty Electronic segment sales declined $6.1 million, or 4%, to $147.1 million for the first nine months 2003 compared to $153.3 million for the first nine months 2002. Within the Network Communication segment, sales of network products declined 8% due to decreases in selling prices and lower demand for structured wiring products, particularly in the U.S. and Southeast Asia regions. Sales of products for the telecommunication market increased 1% compared to the first nine months 2002 due to the additional sales of an acquired business in Europe. The decrease in sales for the Specialty Electronic segment was primarily due to lower sales of commercial aviation products resulting from reduced demand from aircraft manufacturers. Sales outside of North America increased to $128.1 million for the first nine months 2003 compared to sales of $117.9 million for the first nine months 2002. The increase in sales outside of North America was primarily due to the additional sales of acquired businesses in Europe and the favorable effect of currency translation.

Gross profit for the first nine months 2003 was $82.1 million compared to $96.4 million for the first nine months 2002, and the gross margin was 23.1% compared to 25.8% last year. The decrease in the gross margin was primarily a result of a lower gross margin for the Network Communication segment due primarily to decreases in the selling prices of our network connectivity products.

SG&A for the first nine months 2003 decreased 9% to $68.4 million compared to $75.0 million for the first nine months 2002. The decrease in SG&A was primarily due to reduced employee costs resulting from our efforts to reduce expenses in response to economic conditions as well as lower sales volume related expenses. SG&A as a percentage of sales decreased to 19.3% for the first nine months 2003 compared to 20.1% for the first nine months 2002, due to the reasons noted above.

During the first nine months 2003, we incurred net business restructuring expenses of $8.5 million. The restructuring expenses include severance and other employee termination costs of approximately $5.2 million, asset impairment charges related to property and equipment to be abandoned or held for sale, net of recoveries, of approximately $1.9 million, future rent payments under noncancelable operating leases of $0.8 million, and other costs associated with the facility consolidations of $0.6 million. Business restructuring charges of $5.2 million were incurred in the first nine months 2002 representing severance and other employee termination costs of approximately $3.0 million, asset impairment charges related to property and equipment to be abandoned or held for sale of approximately $1.7 million, and other costs associated with the closing of a facility of $0.5 million.

Net loss from continuing operations for the first nine months 2003 was $(1.4) million, or $(0.03) per diluted share, compared to net income from continuing operations of $2.9 million, or $0.07 per diluted share, for the first nine months 2002. The net loss for the first nine months 2003 versus net income for the same period last year is due primarily to the effect of the lower sales levels and higher business restructuring expenses, which were partially offset by reduced SG&A expenses and the elimination of goodwill amortization expense.

On October 31, 2002, we sold substantially all of the operating assets of our NORCOM operating unit, a manufacturer of outside plant and central office cable for the U.S. and Canadian marketplaces. Loss from discontinued operations was $(32.7) million, net of tax benefit of $13.0 million, and $(1.5) million, net of tax benefit of $0.7 million, for the first nine months 2003 and 2002, respectively. The first nine months 2003 net loss includes a $(32.1) million net of tax loss on the sale.

Our net loss for the first nine months 2003 including discontinued operations was $(34.0) million, or $(0.76) per diluted share, compared to net income of $1.4 million, or $0.03 per diluted share, for the same period last year.

Year Ended July 31, 2002 Compared to Year Ended July 31, 2001

Sales for fiscal 2002 decreased $150.8 million, or 23%, to $501.6 million compared to sales of $652.4 million for fiscal 2001. Sales attributable to acquisitions, which were primarily in the Network Communication segment, represented approximately 7% of fiscal 2002 sales. Network Communication segment sales decreased 26% to $295.4 million for fiscal 2002 compared to sales of $401.9 million for fiscal 2001. The lower sales for this segment were primarily due to the slowdown in both the U.S. and European economies, and in the telecommunication marketplace that began in the second half of our 2001 fiscal year. Sales of products for the telecommunication market continue to be affected by very low demand, decreasing 65% from fiscal 2001 excluding sales attributable to acquired businesses. Network product sales decreased 22%, primarily due to a 60% decline in sales of the lower performance Category 5 cable and a 24% decline in sales of connectivity products. Sales of the higher performance gigabit network cable remained relatively stable from fiscal 2001, with slightly increased volumes and improved product mix offsetting the negative impact of declines in pricing.

Specialty Electronic segment sales decreased 18% to $206.2 million for fiscal 2002 compared to $250.5 million for fiscal 2001. The reduction in sales for this segment was primarily due to lower sales of industrial cables, due to lower demand from electronic equipment manufacturers in response to the economic slowdown.

Sales outside of North America were $163.7 million for fiscal 2002, a decrease of 9% compared to sales of $179.2 million for fiscal 2001. The decline in international sales was primarily due to lower sales of network and telecommunication related products in Europe, which was partially offset by sales attributable to acquired businesses.

Gross profit for fiscal 2002 decreased 32% to $128.1 million compared to $189.3 million for fiscal 2001. The decline in gross profit was due to lower sales volumes, as well as lower gross margins in both business segments. The reduction in gross profit was partially mitigated by our cost reduction actions during fiscal 2002. The decrease in the segment gross margins was primarily due to volume inefficiencies and greater pricing pressure for our products. Volume inefficiencies were due to the absorption of manufacturing expenses over lower production levels, particularly for telecommunication equipment related products. Pricing pressures resulted from the slowdown in both the economy and particularly the telecommunication marketplace. Gross profit for fiscal 2002 was also negatively impacted by a $2.7 million provision for slow moving inventory associated with products for the central office telecommunication marketplace. The gross margin for fiscal 2002 was 25.5% compared to 29.0% for fiscal 2001.

SG&A decreased $21.1 million, or 18%, to $98.1 million for fiscal 2002 compared to $119.2 million for fiscal 2001. The decrease in SG&A was primarily due to lower sales volume related expenses, reduced employee related costs resulting in part from restructuring activities, and a decrease in bad debt provisions. The decline in bad debt expense was partially due to the fact that a $2.9 million bad debt charge was incurred in fiscal 2001 related to the bankruptcy of a customer. The decline in SG&A was partially offset by a $1.3 million fiscal 2002 provision for a lawsuit currently in discovery, and its worst-case exposure we estimate at $3.0 million. SG&A as a percentage of sales increased to 19.5% this year compared to 18.3% for fiscal 2001. Research and development expenses decreased $0.2 million to $5.0 million compared to $5.2 million in fiscal 2001.

Business restructuring expenses of $5.6 million ($3.3 million, net of tax) were incurred in fiscal 2002, including $3.4 million of severance costs associated with workforce reductions and a $2.2 million charge associated with property and equipment to be held for sale and other costs incurred in connection with the closing of our wireless assembly facility. Approximately $4.9 million of the fiscal 2002 restructuring expenses were associated with operations in the Network Communication segment. Business restructuring expenses for fiscal 2001 of $15.3 million ($12.9 million, net of tax) include $3.8 million of severance costs associated with workforce reductions, a non-cash goodwill impairment charge of $9.4 million, and a $2.1 million loss on the sale of a business. Approximately $8.7 million of the fiscal 2001 restructuring expenses were associated with operations in the Network Communication segment.

Income from operations was $17.3 million, or 3.5% of net sales, for fiscal 2002 compared to $47.2 million, or 7.2% of net sales, for fiscal 2001.

Net interest expense decreased $2.2 million to $6.8 million for fiscal 2002 compared to $9.0 million for fiscal 2001, due to both a lower average interest rate and a lower average balance of outstanding debt.

The effective tax rate for fiscal 2002 was 46.3% compared to 50.9% for fiscal 2001. For fiscal 2001, $8.9 million of the business restructuring expenses for goodwill impairment and loss on the sale of a business were not deductible for income tax purposes. Excluding the effect of the $8.9 million non-deductible business restructuring expenses, the effective tax rate for fiscal 2001 was 41.1%. The high effective tax rate in fiscal 2002 was primarily due to the unfavorable relative effect of permanent non-deductible expenses on lower pretax income, as well as an unfavorable effect due to the geographical mix of taxable earnings.

Diluted earnings per common share from continuing operations were $0.11 for fiscal 2002 on net income from continuing operations of $4.9 million, compared to $0.40 for fiscal 2001 on net income from continuing operations of $18.0 million. On October 31, 2002, we sold substantially all of the operating assets of our NORCOM operating unit. Results of the discontinued NORCOM business are presented as discontinued operations in the accompanying financial statements. Net loss from discontinued operations was $1.3 million, or $0.03 per diluted common share for fiscal 2002 compared to net income of $5.5 million, or $0.12 per diluted common share for fiscal 2001. Diluted earnings per common share were $0.08 in fiscal 2002 compared to $0.52 in fiscal 2001. The lower fiscal 2002 net income was primarily due to the effect of the lower sales volume and the lower gross margin percentage.

Liquidity and Capital Resources

We generated $22.9 million of net cash from operating activities in the first nine months 2003, compared with $38.9 million in the first nine months 2002. During the first nine months 2003, operating working capital decreased $6.8 million. This decrease was primarily the result of decreases in accounts receivable and inventory of $10.9 million and $3.5 million, respectively, partially offset by a decrease in accounts payable and other current liabilities of $2.2 million and an increase in other current assets of $3.0 million. Net cash generated from operating activities was $61.9 million in fiscal 2002, primarily due to favorable changes in working capital accounts. During fiscal 2002, operating working capital decreased $31.9 million. The decrease in operating working capital was primarily the result of decreases in inventory and accounts receivable of $30.0 million and $17.9 million, respectively, which were partially offset by a decrease in accounts payable and other accrued liabilities of $17.2 million. The changes in operating working capital excludes changes in cash and cash equivalents and current maturities of long-term debt.

Cash provided by investing activities in the first nine months 2003 of $5.2 million included $9.6 million of proceeds from the sale of discontinued operations and $0.4 million of proceeds from the sale of other assets, partially offset by capital expenditures of $4.5 million and $0.3 million expended to acquire additional shares of a non-wholly owned subsidiary. Net cash used by investing activities was $41.8 million in fiscal 2002 and $36.8 million in fiscal 2001. Fiscal 2002 cash used by investing activities included $12.6 million expended for capital projects and $29.3 million for the acquisition of businesses. In fiscal 2001, we expended $38.1 million for capital projects and received $1.3 million of proceeds from the sale of a business. Capital expenditures were primarily invested in additional equipment to expand capacity for both Network Communication and Specialty Electronic products. Capital expenditures in fiscal 2001 included approximately $7.0 million to purchase two previously leased buildings.

Net cash used by financing activities of $34.7 million for the first nine months 2003 represented the net reduction of outstanding debt of $35.1 million offset by $0.4 million of proceeds received from the issuance of common stock pursuant to our employee stock purchase plan. Net cash used by financing activities during fiscal 2002 of $20.4 million included $21.3 million to reduce debt and $1.5 million for payment of deferred financing fees, which were partially offset by $2.4 million received from the exercise of stock options and issuance of common stock pursuant to our employee stock purchase plan. Fiscal 2001 net cash used by financing activities of $22.7 million included $28.7 million of cash used to reduce debt and $6.0 million received from the exercise of stock options and issuance of common stock.

Our revolving credit facility is comprised of a $150.0 million U.S. Facility, including U.K. and European subfacilities, and a $65.0 million revolving facility for our Canadian operations (the “Canadian Facility”), which is supported by a letter of credit in the amount of $65.0 million under the U.S. Facility and reduces the availability under the U.S. Facility. We intend to offer and sell new indebtedness in one or more private offerings. We plan to use a portion of the net proceeds from such offerings to pay off substantially all amounts outstanding under the U.S. and Canadian Facilities. We intend to secure new credit facilities in the near future to meet our liquidity needs. These facilities will likely contain restrictive covenants. Upon a discharge of the U.S. and Canadian Facilities, we would accelerate the amortization of fees and expenses relating to such facilities in the amount of approximately $700,000.

Based on current expectations for our business, management believes that our cash flow from operations and the credit facilities we expect to secure will provide us with sufficient liquidity to meet our current liquidity needs.

BUSINESS

General

We are a leading worldwide designer, manufacturer and distributor of advanced connectivity products for the global network communication and specialty electronic marketplaces. We operate 24 manufacturing facilities in nine countries throughout North America and Europe and we have sales offices in over 80 countries. Our manufacturing capabilities allow us to serve global markets and produce products in locations that are close to their end markets.

We have developed, both internally and through acquisitions, an extensive product line that includes individual network components, cabling racks, panels, switches, multiplexers, media converters, fiber optic assemblies and patch cards. We believe that our brand names, which include as Mohawk, IBDN (Nordx), HEW, Thermax and West Penn, are well known in their respective markets for premium quality and performance. Our business consists of two segments: Network Communication and Specialty Electronic.

Network Communication. Our Network Communication business serves an important part of the premise network infrastructure, which continues to undergo significant changes as the convergence of voice, video and data and the use of more sophisticated networks require greater bandwidth. Network Communication encompasses connectivity products used within local area computer networks and communication infrastructures for the electronic and optical transmission of data, voice and multimedia. We design, manufacture and distribute a broad range of network communication products including high bandwidth network and interconnect cables, fiber optic cable and passive components, including connectors, wiring racks and panels, and interconnecting hardware for end-to-end network structured wiring systems, and communication cable products for central office, wireless and other applications. In addition, we produce products for use in server farms, wireless base stations and telecommunication central office applications.

Specialty Electronic. Our Specialty Electronic business serves various niche markets in the industrial automation, process control, aerospace, automotive and sound, safety and video industries. We design, manufacture and distribute highly engineered wire and cable products, as well as conventional wire and cable products, used in specialty electronic data and signal transmission.

For the fiscal year ended July 31, 2002, we had net sales of $501.6 million. The Network Communication segment generated $295.4 million or 58.9% of our fiscal 2002 sales while the Specialty Electronic segment generated $206.2 million or 41.1% of our fiscal 2002 sales. For the nine months ended April 30, 2003, we had net sales of $355.2 million. The Network Communication segment generated $208.1 million or 58.6% of such sales while the Specialty Electronic segment generated $147.1 million or 41.4% of such sales.

Competitive Strengths

We believe that we have a strong, competitive position in the network communication and specialty electronic marketplaces attributable to a number of factors, including the following:

Technological Leadership and Product Development Expertise. Our focus is to design, develop, manufacture and market a broad range of technologically advanced products that avoid low-technology, price-sensitive sectors. We produce thousands of different products, which meet or exceed a wide variety of industry specifications. Our extensive product line includes individual network components such as high-performance twisted-pair copper, coaxial and fiber optic cables and connectors, cabling racks, panels, switches, multiplexers, media converters, fiber optic assemblies and patch cords. We also provide our customers with complete end-to-end network structured cabling systems which include connectors, cables, racks and a large number of other products. Our technological expertise enables us to provide our customers with unique, high-performance solutions. For example, we have recently introduced our “beyond Category 6” GigaFlex 4800LX twisted-pair cabling solution for high quality video transmission with a 650MHz bandwidth. Another example is our proprietary seamless wrap PTFE wire jacket developed for use in the aerospace industry, which we believe is superior to standard wrapped tapes currently sold by our competitors.

Comprehensive Manufacturing Capabilities. We operate 24 manufacturing facilities in nine countries throughout North America and Europe. Through these facilities we are better able to serve global markets, while also producing products in locations that are close to their end markets. Our plants utilize advanced manufacturing equipment and techniques that are necessary to manufacture the latest generation of networking products, such as Category 6 twisted-pair cable, 10 gigabit Ethernet connectors and fiber optic cables and connectors. In the Specialty Electronic segment, our specialty electronic data and signal transmission products are often subjected to harsh environments that require special coatings or unique manufacturing techniques.

The development and production of many of our products require specialized engineering skills, and in many cases, specialized equipment. We have developed strong engineering and product development capabilities that are spread across our business units and an expertise to customize equipment for products that are difficult to manufacture. We also facilitate the sharing of manufacturing techniques through the exchange of best practices among design and manufacturing engineers across our business units. We believe that our engineering and manufacturing capabilities differentiate us from, and provide us a competitive advantage over, many of our competitors.

Our manufacturing operations benefit from management’s ongoing evaluations of operating efficiency. These evaluations have resulted in cost saving initiatives, including consolidating manufacturing operations and relocating other manufacturing operations to eastern Europe and Mexico in order to take advantage of lower costs in these areas.

Well-Recognized Brand Names. Our leading brand names are recognized for excellent performance and quality. Most of our companies have conducted business for over 30 years in their respective markets, resulting in a high level of customer approval, awareness and product specifications. Our IBDN (Nordx) structured wire product line has a leading market share in the Canadian market and is an established brand name in many other significant markets, including the U.S., Europe, Asia and Latin America. Our West Penn division has been manufacturing products for the sound and security marketplace for over 25 years, and we believe it has established a leading position in the U.S. market. Other well-recognized brand names include Mohawk (network cables in the U.S.), HEW (specialty electronic cables in Europe) and Thermax (aerospace and avionic cables in the U.S. and Europe).

Diverse and Long-Standing Customer Relationships. We have a diversified and well established base of global customers, many of whom have been purchasing our products for many years. Through our direct sales force and a network of distributors and manufacturers’ representatives, we are able to efficiently service thousands of customers worldwide. Customers include a wide array of electronic and electrical distributors as well as OEMs. None of our customers accounted for more than 10% of our sales during any of the last two fiscal years.

In our Network Communication segment we work with building engineers, architects, installers and end-users to have our products specified in network installations when they are designed. We further enhance sales in this segment by providing extended product warranty programs, as well as technical certification and training programs for installers, distributors and customers. Once our products are installed in a network system, we are well positioned to capture sales for additions or upgrades to such installation.

In our Specialty Electronic segment, we work with OEMs to develop technical specifications, often at the early stages of product development, thereby increasing our ability to have our product specified for use and being recognized as a preferred supplier. Having our products specified or being named a preferred supplier is a strong driver both for up-front sales and, in some cases, after-market sales.

Experienced Management Team. Our management team includes individuals with extensive and diverse experience in the network connectivity and specialty electronic industries as well as in other technology marketplaces. Historically our businesses were managed in a decentralized fashion in order to empower managers to make many of the decisions that affect the operation of their business unit. While individual operating units continue to retain significant autonomy, we have recently engaged in some cost saving initiatives, including consolidation of operating units, which has enabled us to reduce debt levels and improve efficiencies and communication among business units.

Business Strategy

We intend to increase our revenues, profitability and shareholder value by strengthening our position in the markets we serve while maintaining our history of product innovation and profitability. Key strategies for achieving our objectives are:

Design advanced technology products for our target customers and markets. We focus on driving revenue growth and profitability through the design, development and marketing of technologically advanced network connectivity products and specialty electronic products, targeting higher growth sectors of the network communication and specialty electronics markets. Examples of advanced network connectivity products include copper gigabit and fiber optic network cable and connectors, network structured wiring components, assemblies and media conversion components, and interconnect cables for computer and communication switching applications. The breadth of our product offering has enabled us to develop higher value added solutions for our customers.

Capitalize on our manufacturing infrastructure and expertise. We continuously focus on maintaining and optimizing our manufacturing infrastructure in order to improve efficiencies, which enables us to maintain a low manufacturing cost structure as well as to meet current and future product needs. In recent years we have made significant investments to ensure that our manufacturing facilities remain state-of-the-art. During the two fiscal years prior to fiscal 2002, we invested over $60.0 million for plant and machinery. Due to our previous capital expenditure program, we were able to reduce capital expenditures in fiscal 2002 to $12.6 million. We believe that our equipment and manufacturing processes make us one of the most efficient in the industry for the types of products we manufacture.

Provide superior customer service. We place a great emphasis on providing technical resources to solve customer problems and on research and development efforts to create solutions for our markets and customers. To further enhance customer service, we seek highly qualified employees with significant industry experience and continually invest in R&D and testing resources. Customer sales support is a very important part of our business strategy. Our operations maintain highly trained sales support staff and maintain inventory levels of critical products that are sufficient to meet fluctuating demands for such products, in many cases with same-day or second-day delivery.

Expand our market share and international presence. We view our current North American and European operations as core elements of our strategy, and we believe further market share expansion opportunities exist in these markets. In addition, we believe there are significant expansion opportunities in other international markets, including Asia and Latin America as countries in these markets continue to invest in new infrastructure in order to participate in high speed, global communications. We intend to continue to capitalize on the size and potential of the international markets by focusing sales and other resources on these markets and establishing or acquiring additional capabilities in these markets.

Pursue strategic acquisitions. We consistently evaluate potential strategic acquisitions that will broaden our product mix, provide entry into new and complementary markets, give us access to next generation technologies and products, or deliver low cost manufacturing. For example, our recent acquisition of Kabelovna Decin–Podmokly, a.s., provided us with a low cost manufacturing base in eastern Europe and greater access to the European markets.

Network Communication Segment

The Network Communication segment encompasses connectivity products for the electronic and optical transmission of data, voice, and multimedia over local and wide area networks. Products in this segment include high performance fiber optic and twisted pair and coaxial copper cables and connectors, wiring racks and panels, outlets and interconnecting hardware for end-to-end network structured wiring systems, fiber optic assemblies and patch cords and communication cable products for central office switchboard applications. Demand for our Network Communication products is largely driven by the ongoing convergence of voice, video and data communication which is increasing the required transmission capacity of premises data and communication networks. As bandwidth requirements increase, corporations and other operators of premise data and communication networks will need to upgrade and replace their existing data and communication infrastructures. As a result, the performance of our Network Communications group is tied to information technology spending by corporations, schools, governments and other entities. Another factor in demand is office space growth and upgrades to computer and communication infrastructures.

Local Area Network (LAN) Systems. LANs typically consist of one or more computers, peripheral devices, software and interconnecting cables, connectors and accessories. The interconnecting cables can be copper, fiber or a composite cable including both copper and fiber. Due to the expense and increased difficulty of installing fiber cable as compared to copper cables and the cost of transmitters, repeaters and other electronics required for a fiber optic system, fiber cables have generally been limited to riser applications and backbone parts of the LAN. Copper cables, while still used in riser and backbone applications, are predominate in premise wiring and horizontal portions of network systems. In addition, each network system, whether fiber or copper, includes a large number of other structured wiring components, such as connectors, patch panels, outlets and racks. Wireless LAN systems have made inroads in certain LAN applications. While our cables and certain other components can be utilized in connection with a wireless LAN system, we do not currently offer such a system or manufacture non-cable components that are required for such a system.

We manufacture and sell fiber optic, copper and composite cables, connectors, rack enclosures and cabinets, fiber optic splitters and couplers and other passive components used in LAN systems. Our connectors include our patented Optimax™ and Quick Connect™ fiber optic connectors and our high performance GigaFlex™ copper connector series. In addition, we offer “plug & play” fiber optic cabling systems. We are also one of a few companies that manufactures and sells a fully integrated end-to-end warranted network structured wiring system. The ability to offer a fully warranted end-to-end system is an important marketing feature that differentiates us from many of our competitors.

The fiber optic marketplace has been negatively affected by capital expenditure reductions. While we do not focus on the long-haul fiber business, our fiber business has decreased significantly from prior years and our fiber capacity is underutilized.

Interconnect and Central Office Products. Interconnect products refers to transmission cables that are  used inside computers and other electronic equipment, as well as to connect large and small computers to a variety of peripheral devices. Central office products refers to cable used to connect switching and related telecommunications equipment, as well as switchboard cable. We produce both fiber optic and copper cables for such uses. Such markets are tied to the telecommunications industry and have been adversely affected by the capital spending cuts of regional Bell operating companies and other telecommunication providers. Many of the products in this category are manufactured to OEM specifications and often require our engineers to work closely with component engineers during the product design and development process. We believe that our strengths in engineering and design, together with our historical relationships and reputation with OEMs, give us an advantage in this market.

Cellular Communication. We believe that while spending has been slowed significantly in the short-term, the long-term growth of cellular or “wireless” applications presents a significant opportunity. Wireless communications rely on antenna towers, base station transmission and central office switching, with each application requiring high performance cable and other connectivity products. Greater traffic over cellular networks and changing transmission networks also requires greater switching capabilities and other electronic equipment, which drives demand for our interconnect products. We produce specialized cables used in these applications.

Communications. Communication cables include distribution cables that are used in the telecommunications industry to service business and residential customers in the local loop. The telecommunication industry has severely reduced capital expenditures, which has negatively affected the demand for these products from the spending peaks reached in 2000.

On October 31, 2002, we sold substantially all of the operating assets (consisting principally of accounts receivable, inventory and fixed assets) of our NORCOM operating unit. This operation represented all of our U.S. and Canadian manufacturing and sales of communication distribution cables, our manufacturing and sales of copper multi-pair central office products for Canada, and a significant portion of our manufacturing and sales of copper multi-pair central office cables for the U.S. The sale reduces our exposure to the telecommunication industry, which we think still has more difficult times ahead and will lag the turnaround in other areas of our business. Sales of telecommunication cable is driven largely by price, which due to overcapacity in the industry, has been under significant pressure. The NORCOM business did not fit within our strategy of focusing on products that require higher levels of engineering and customer service.

We manufacture and sell communication cables in Europe through our Czech Republic operations. Such operations, when purchased in December 2001, manufactured primarily copper communication cables and communication and medical harnesses. Since its acquisition, we have added the capacity to produce copper and fiber LAN cables. The Czech Republic operation has become a low cost manufacturing center for Europe.

Specialty Electronic Segment

The Specialty Electronic segment includes highly engineered wire and cable products, as well as conventional wire and cable products, covering a broad range of specialized applications and niche markets, including commercial aviation and marine, automotive electronics, medical electronics, electronic testing equipment, and industrial applications, including robotics and electronically controlled factory equipment. Also included are cables for automation applications, such as climate control, premise video distribution and sophisticated security and signal systems involving motion detection; electronic card and video surveillance technologies; process control applications, such as remote signaling and electronic monitoring systems; sound applications, such as voice activation, evacuation and other similar systems; and safety applications, such as data transmission cable for advanced fire alarm and safety systems, including cable having improved safety and performance attributes under hazardous conditions. The Specialty Electronic segment also encompasses non-cable related manufacturing activities encompassing precision tire casting and sheet metal fabrication which are not material to our business. Demand for our Specialty Electronic products is driven in large part by factory automation and robotics applications, premise audio, fire alarm and security applications, commercial and military aircraft construction, upgrading of existing aircraft and the greater electronic sophistication required by products in automotive and other transportation industries.

Raw Materials

The principal raw materials we use are copper and insulating compounds. Raw materials are purchased on a consolidated basis whenever possible to reduce costs and improve supplier service levels. Copper is purchased from several suppliers. Price terms are generally producers’ prices at time of shipment. We do not generally engage in activities to hedge the underlying value of our copper inventory. Currently, world stocks of and capacity for copper are adequate to meet our requirements. We purchase insulating compounds, including Teflon®, from various suppliers and, while from time to time there have been shortages of such material, supplies are currently adequate to meet our needs. Certain of our products require bulk uncabled optical fiber singles, which are currently purchased primarily from one supplier. Other materials used include reels, tapes, textiles, chemicals, fiber optic components and other materials. Currently, supplies of these fiber optic and other materials are adequate to meet our needs.

Customers

We sell our products directly or through distributors to a variety of customers, including OEMs and certified system vendors. We support over 10,000 customers. No single customer accounted for more than 10% of sales in fiscal 2002 or 2001.

Competition

The markets served by our products are competitive. Although some of our competitors are substantially larger and have greater resources than we do, we believe that we compete successfully in our markets due to our experienced management and sales teams, manufacturing expertise, breadth of product offerings, large number of customer approved specifications, emphasis on quality and established reputation. In addition, the capital required to enter our business is significant due to the need to purchase or develop the necessary specialized equipment and the need to sustain capital investment over time in order to manufacture the newest generations of products.

Backlog

Backlog orders believed to be firm were $38.7 million at April 30, 2003, compared to $49.3 million at April 30, 2002, and were $43.6 million at July 31, 2002, compared to $66.9 million at July 31, 2001. We believe that substantially all the backlog is shippable within the next twelve months. It is important to note, however, that our Network Communication business, as well as the West Penn, Dearborn and Manhattan divisions of our Specialty Electronic business, ship products directly from inventory and therefore operate with very little backlog. Generally, customers may cancel orders for standard products without penalty upon thirty days notice.

Research and Development

We engage in research and development activities including new and existing product development. Research and development costs were $5.0 million and $5.2 million in fiscal 2002 and 2001, respectively.

Environmental Matters

We are subject to numerous federal, state, provincial, local and foreign laws and regulations relating to the storage, handling, emission and discharge of materials into the environment, including the United States Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Clean Air Act, the Emergency Planning and Community Right-To-Know Act and the Resource Conservation and Recovery Act. Various laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up, or removing contamination caused by hazardous or toxic substances at the property. In addition, such laws impose liability for such costs on persons who disposed of or arranged for the disposal of hazardous substances at third-party sites. Such liability may be imposed without regard to legality of the original actions and without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, we could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable. Regulations of particular significance to us include those pertaining to handling and disposal of solid and hazardous waste, discharge of process wastewater and storm water and release of hazardous chemicals. Although we believe that we are in substantial compliance with such laws and regulations, we may from time-to-time not be in full compliance and may be subject to fines, penalties and/or remediation costs.

We do not currently anticipate any material adverse effect on our business as a result of compliance  with federal, state, provincial, local or foreign environmental laws or regulations. However, some risk of environmental liability and other costs is inherent in the nature of our business, and there can be no assurance that material environmental costs will not arise in the future.

Recently we were named as a third party defendant in People of the State of California v. M&P Investments with various other parties (CIV-S-00-24411 Eastern District, CA). The complaint, brought under federal, state and local statutory provisions, alleges that property previously owned by our predecessor contributed to ground water pollution in the City of Lodi, California. We believe that initial reports prepared on behalf of the City of Lodi show that the property alleged to have been owned by our predecessor is not one of the potential pollution sources. We believe that we have valid defenses to any claimed liability at this site and further believe that the potential liability is not significant. However, because this claim is in its early stages, we cannot predict at this time whether we will eventually be held liable at this site. Additionally, environmental contamination has been identified in the soil and groundwater at a facility we own in Kingston, Ontario. Such contamination occurred prior to our purchase of the business in 1996. Nortel Networks Corp., the prior owner of such facility, has indemnified us, and retained responsibility, for monitoring and, as required, remediation of such contamination. In the event Nortel was unable to pay these obligations, we would be liable for all or most of such obligations.

While we believe that resolution of these environmental matters will not have a material adverse effect on our business, we can give no assurance that all contamination in which we, or any of our predecessors, are allegedly involved has been identified, that all claims arising out of such contamination have been asserted or that any such claims that may be asserted against us in the future could not involve significant liability.

Employees

As of April 30, 2003, we had approximately 2,981 full-time employees and 608 workers under contract manufacturing arrangements in Mexico. Over 1,000 of the full-time employees are represented by labor unions. We have not experienced any material work stoppages at our plants and we believe that, in general, our current relations with our employees are good. There can be no assurance that conflicts will not arise with employees (whether in the context of contract negotiations with unions or otherwise) or that such conflicts would not have a material adverse effect on our business.

Legal Proceedings

In March 2003, our Board of Directors approved moving our corporate headquarters from Pittsburgh to the Chicago area. At the same time, management proposed to the Audit Committee of our Board of Directors that certain accounting and administrative functions be outsourced. As part of these actions, the Audit Committee retained Ernst & Young in May 2003 to assume our internal audit function and assist in the implementation of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. After one of the members of our internal audit department became aware in April 2003 that we were considering outsourcing his department, he notified the Audit Committee of alleged deficiencies concerning certain human resource practices as well as certain accounting matters that he contended might require adjustment to our accounting records and our financial statements. This employee was subsequently terminated due to the outsourcing of our internal audit function and has now threatened legal action against us based on wrongful discharge and age discrimination. Senior management and the Audit Committee have investigated the allegations, including direct conversations with the terminated employee and other of our employees, and have consulted with legal counsel and reviewed the allegations and our investigation of them with our independent public accountants. As a result of these actions, our management, Audit Committee and Board of Directors concluded that the allegations are either inaccurate, unfounded or relate to matters that are not significant or material.

We are also a party to various legal proceedings and administrative actions, all of which are of an ordinary or routine nature, incidental to our operations. We believe that these proceedings and actions should not, individually or in the aggregate, have a material adverse effect on our results of operations or financial condition.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Cable Design Technologies Corporation:

We have audited the accompanying consolidated balance sheet of Cable Design Technologies Corporation and subsidiaries as of July 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19 to the consolidated financial statements, on October 31, 2002, the Company closed the sale of its NORCOM operations. Accordingly, the Company has reclassified the NORCOM operations as discontinued operations.

/S/    DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

October 11, 2002 (October 25, 2002 as to the third paragraph of Note 19 and June 27, 2003 as to the fourth  paragraph of Note 19)

CABLE DESIGN TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEET

July 31, 2002
(Dollars in thousands, except per share information)
ASSETS
Current assets:
Cash and cash equivalents	$16,754
Trade accounts receivable, net of allowance for uncollectible accounts of $6,319	83,619
Inventories (See Note 3)	114,181
Prepaid expenses and other current assets	14,816
Deferred income taxes	13,292
Current assets of discontinued operations	29,739

Total current assets	272,401
Property, plant and equipment, net (See Note 4)	212,976
Goodwill, net	62,988
Intangible assets, net	6,232
Other assets	4,439
Non-current assets of discontinued operations	26,751

Total assets	$585,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term obligations	$550
Current maturities of long-term debt (See Note 5)	2,442
Accounts payable	24,855
Accrued payroll and related benefits	13,904
Accrued taxes	5,318
Accrued marketing program costs	4,133
Other accrued liabilities	16,002
Current liabilities of discontinued operations	5,491

Total current liabilities	72,695
Long-term debt (See Note 5)	108,908
Deferred income taxes	28,173
Other non-current liabilities	14,544

Total liabilities	224,320

Commitments and contingencies (See Note 14)
Minority interest in subsidiaries	4,567
Stockholders’ equity:
Preferred stock, par value $.01 per share—authorized 1,000,000 shares, no shares issued	—
Common stock, par value $.01 per share—authorized 100,000,000 shares, 48,090,790 shares issued	481
Paid-in capital	200,714
Retained earnings	210,052
Treasury stock, at cost, 3,609,738 shares	(45,188)
Accumulated other comprehensive deficit	(9,159)

Total stockholders’ equity	356,900

Total liabilities and stockholders’ equity	$585,787

The accompanying notes are an integral part of this consolidated financial statement.

CABLE DESIGN TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended July 31, 2002
(In thousands, except per share information)

Net sales	$501,612
Cost of sales	373,554

Gross profit	128,058
Selling, general and administrative expenses	98,063
Amortization of goodwill	2,052
Research and development expenses	4,988
Business restructuring expense, net (See Note 17)	5,611

Income from operations	17,344
Interest expense, net	6,796
Other expense, net	857

Income from continuing operations before income taxes and minority interest	9,691
Income tax provision (See Note 9)	4,491
Minority interest in earnings of subsidiaries, net	300

Net income from continuing operations	4,900
Loss from discontinued operations, net of tax benefit of $603	(1,312)

Net income	$3,588

Basic earnings (loss) per common share (See Note 10):
From continuing operations	$0.11
From discontinued operations	(0.03)

$0.08

Diluted earnings (loss) per common share (See Note 10):
From continuing operations	$0.11
From discontinued operations	(0.03)

$0.08

Weighted average common shares outstanding	44,244

Weighted average common shares outstanding and common stock equivalents	44,631

The accompanying notes are an integral part of this consolidated financial statement.

CABLE DESIGN TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Par Value	Paid in Capital	Common Stock Issuable	Retained Earnings	Treasury Stock	Deferred Compensation	Accumulated Other Comprehensive Deficit	Total Stockholders’ Equity
	(Dollars in thousands)
Balance, July 31, 2001	47,672,133	$477	$198,056	$358	$206,464	$(45,719)	$(600)	$(18,111)	$340,925
Net income	—	—	—	—	3,588	—	—	—	3,588
Currency translation adjustments	—	—	—	—	—	—	—	10,007	10,007
Minimum pension liability, net of tax of $466	—	—	—	—	—	—	—	(1,055)	(1,055)

Comprehensive income									12,540
Exercise of options and related tax benefits	272,984	3	1,268	—	—	—	—	—	1,271
Stock grants	5,928	—	90	—	—	—	—	—	90
Issuance of 42,400 shares treasury stock	—	—	(133)	—	—	531	—	—	398
Employee stock purchase plan shares issued	139,745	1	1,336	(358)	—	—	—	—	979
Stock compensation expense	—	—	97	—	—	—	600	—	697

Balance, July 31, 2002	48,090,790	$481	$200,714	$ —	$210,052	$(45,188)	$ —	$(9,159)	$356,900

The accompanying notes are an integral part of this consolidated financial statement.

CABLE DESIGN TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended July 31, 2002
(Dollars in thousands)
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$3,588

ADJUSTMENTS FOR NON-CASH ITEMS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation	20,417
Amortization	3,742
Loss on sale of assets	17
Non-cash restructuring charges	2,108
Deferred income taxes	(342)
Tax benefit of option exercises	317
Stock option compensation expense	97

CHANGES IN ASSETS AND LIABILITIES NET OF EFFECTS OF BUSINESSES ACQUIRED:
Accounts receivable	17,850
Inventories	30,050
Prepaid and other current assets	(316)
Accounts payable	(5,096)
Accrued payroll and related benefits	(4,483)
Accrued taxes	(889)
Other accrued liabilities	(6,711)
Other non-current assets	67
Other non-current liabilities	1,463

Net cash provided by operating activities	61,879

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(12,559)
Acquisition of businesses, including transaction costs, net of cash acquired	(29,255)
Proceeds on sale of assets	55

Net cash used in investing activities	(41,759)

CASH FLOW FROM FINANCING ACTIVITIES:
Net change in demand note borrowings	(4,438)
Funds provided by long-term debt	59,079
Funds used to reduce long-term debt	(75,938)
Proceeds from common shares issued or issuable	980
Proceeds from exercise of stock options	1,441
Payments of deferred financing fees	(1,494)

Net cash used by financing activities	(20,370)

Effect of currency translation on cash and cash equivalents	2,379

Net increase in cash and cash equivalents	2,129
Cash and cash equivalents, beginning of year	14,625

Cash and cash equivalents, end of year	$16,754

The accompanying notes are an integral part of this consolidated financial statement.

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS

NOTE 1.    SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements reflect the application of the following significant accounting policies:

Principles of Consolidation

The consolidated financial statements include the accounts of Cable Design Technologies Corporation and its majority owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currency Financial Statements

The financial statements of foreign subsidiaries are translated using the exchange rate in effect at period end for balance sheet accounts and the average exchange rate in effect during the period for income and expense accounts. Unrealized gains or losses arising from translation are charged or credited directly to accumulated other comprehensive income/(deficit), a component of stockholders’ equity. Gains and losses on foreign currency transactions are included in the consolidated statement of operations as they occur.

Revenue Recognition

Revenue is recognized when goods are delivered and title passes, the sales price is fixed or determinable and collection is reasonably assured, and all significant contractual obligations have been satisfied. Delivery is determined by the Company’s shipping terms, which are primarily FOB shipping point. Revenue is recognized net of deductions for estimated returns, discounts, rebates, price protection programs with distributors, and other allowances, which are based on historical experience, inventory levels in the distributor channel and other related factors.

Shipping and Handling Fees and Costs

Amounts billed to customers for shipping and handling costs are included in net sales in the accompanying statements of operations. Shipping and handling costs incurred by the Company for the delivery of goods to customers were historically classified as a component of either cost of sales or selling, general and administrative expenses (“SG&A”), depending on the specific operating unit. All shipping and handling costs have been reclassified and are included in cost of sales in the consolidated statement of operations. Shipping and handling costs of $8.9 million were reclassified from SG&A to cost of sales in 2002.

Stock-Based Compensation

The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion 25, Accounting for Stock Issued to Employees, and has provided in Note 8 “Stock Benefit Plans” the pro forma disclosures of the effect on net income and earnings per common share as if the fair value-based method had been applied in measuring compensation expense.

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Derivative Financial Instruments

Fair value hedges are hedges of recognized assets or liabilities. The Company periodically enters into foreign currency forward contracts, accounted for as fair value hedges, to minimize the effect of future movements in foreign exchange rates on recognized assets or liabilities. Such forward contracts mature in six months or less. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives that are designated as foreign currency fair value hedges to specific assets or liabilities. These derivatives are recognized on the balance sheet at their fair values, which are determined based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current assumptions. Changes in the fair value of these derivatives that are highly effective as, and that are designated and qualify as, fair value hedges along with the loss or gain on the hedged asset or liability are recorded in current period earnings in other expense, net in the consolidated statement of operations. If it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. The Company does not hold derivative financial instruments for trading purposes.

Cash and Cash Equivalents

Cash and cash equivalents represent amounts on deposit in banks and all highly liquid investments with an original maturity of three months or less at the date of purchase.

Inventories

Inventories are stated at the lower of first-in, first-out (FIFO) cost or market. Inventory costs include material, labor and manufacturing overhead.

Property, Plant and Equipment

Property, plant and equipment are recorded on the cost basis. Provisions for depreciation and amortization are computed using the straight-line method based upon the estimated useful lives of the assets. Maintenance and repair costs are charged to operations as incurred. Major replacements or improvements are capitalized. Cost and accumulated depreciation of property sold or retired are removed from the accounts and any resulting gain or loss is recognized in the current period statement of operations.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair market value of identifiable net assets acquired in connection with various business acquisitions and combinations. Goodwill is being amortized using the straight-line method over periods of between 20 to 40 years. Accumulated amortization of goodwill was $13.5 million at July 31, 2002.

The Company evaluates the carrying value of goodwill when events or circumstances indicate that the recorded amount of goodwill may not be fully recoverable on the basis of estimated undiscounted cash flows over the remaining amortization period. See Note 17 “Business Restructuring Expenses.”

Intangible assets consist of patents, trademarks and non-compete agreements, which are being amortized over periods ranging from five to ten years. Accumulated amortization for intangible assets was $3.7 million at July 31, 2002.

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Income Taxes

Income taxes are accounted for in accordance with the liability method, under which deferred tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. These differences are classified as current or non-current based upon the classification of the related asset or liability. For temporary differences that are not related to an asset or liability, classification is based upon the expected reversal date of the temporary difference.

Comprehensive Income

Comprehensive income consists of net income, foreign currency translation adjustments and minimum pension liabilities and is presented in the accompanying consolidated statement of stockholders’ equity.

Statements of Cash Flows

Supplemental disclosure of cash flow information.

Year Ended July 31, 2002
(Dollars in thousands)
Cash paid during the year for:
Interest	$6,380
Income taxes	$5,181

Impact of Newly Issued Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”) and No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) in June 2001. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. All of the Company’s acquisitions in recent years were accounted for under the purchase method. The adoption of SFAS 141 had no impact on the consolidated financial statements. Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives, but with no maximum life. The Company will adopt SFAS 142 effective August 1, 2002 and will perform the required impairment tests on goodwill and indefinite-lived intangible assets prior to the end of the second fiscal quarter of 2003. Effective August 1, 2002, the Company will no longer record amortization expense on goodwill and indefinite-lived intangible assets. Such amortization expense was $2.1 million in fiscal 2002.

Also in June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets. The Company is required to adopt SFAS 143 on August 1, 2002, and does not expect adoption of this statement to have a material impact on its financial position, results of operations or cash flows.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 supercedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and provides further guidance regarding the accounting and disclosure of long-lived assets. The Company is required to adopt SFAS 144 effective August 1, 2002, and does not expect adoption of this statement to have a material impact on its financial position, results of operations or cash flows.

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections (“SFAS 145”). SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. The provisions of this standard related to SFAS No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of this standard must be applied for financial statements issued on or after May 15, 2002. The adoption of SFAS 145 has not had a material impact on the Company’s financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. The Company is currently evaluating the effects of SFAS 146 on its financial position, results of operations and cash flows.

NOTE 2.    STOCKHOLDERS’ EQUITY

On December 10, 1996, the Board of Directors adopted a Rights Agreement (“Rights Agreement”). Under the Rights Agreement, one Preferred Share Purchase Right (“Right”) for each outstanding share of the Company’s common stock was distributed to stockholders of record on December 26, 1996. Each Right entitles the holder to buy one-two thousand two hundred fiftieth of a share of a new series of junior participating preferred stock for an exercise price of $66.67. The Company has designated 100,000 shares of the previously authorized $0.01 par value preferred stock as junior participating preferred stock in connection with the Rights Agreement. The Rights are exercisable only if a person or group (with certain exceptions) acquires, or announces a tender offer to acquire, 20% or more of the Company’s common stock (the “Acquirer”). If the Acquirer purchases 20% or more of the total outstanding shares of the Company’s common stock, or if the Acquirer acquires the Company in a reverse merger, each Right (except those held by the Acquirer) becomes a right to buy shares of the Company’s common stock having a market value equal to two times the exercise price of the Right. If the Company is acquired in a merger or other business combination, or 50% or more of the Company’s assets or earning power is sold or transferred, each Right (except those held by the Acquirer) becomes a right to buy shares of the common stock of the Acquirer having a market value of two times the exercise price. The Company may exchange the Rights for shares of the Company’s common stock on a one-to-one basis at any time after a person or group has acquired 20% or more of the outstanding stock. The Company is entitled to redeem the Rights at $0.01 per Right (payable in cash or common stock of the Company, at the Company’s option) at any time before public disclosure that a 20% position has been acquired. The Rights expire on December 11, 2006, unless previously redeemed or exercised.

NOTE 3.    INVENTORIES

Inventories of the Company consist of the following:

July 31, 2002
(Dollars in thousands)
Raw materials	$33,535
Work in process	23,838
Finished goods	56,808

Total inventories	$114,181

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 4.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment of the Company consist of the following:

July 31, 2002
(Dollars in thousands)
Asset (Asset estimated useful lives):
Land	$13,946
Buildings and improvements (10–40 years)	81,546
Machinery and equipment (3–15 years)	183,225
Furniture and fixtures (5–10 years)	15,062
Construction in progress	6,852

Total	300,631
Less: accumulated depreciation	87,655

Net property, plant and equipment	$212,976

NOTE 5.    FINANCING ARRANGEMENTS

The Company entered into an unsecured revolving credit facility (the “Revolving Credit Facility”) on December 17, 2001 which provides for borrowings of up to $200.0 million (the “U.S. Facility”), including a $50.0 million European sub-facility and a $15.0 million U.K. sub-facility (combined, the “European sub-facilities”). The Company also entered into a separate $65.0 million revolving facility for it’s Canadian operations (the “Canadian Facility”), which facility is supported by a letter of credit under the U.S. Facility and reduces the availability under the U.S. Facility. Borrowings under the U.S. Facility bear interest at either the London Inter-Bank Offer Rate (“LIBOR”) plus an applicable margin of 1.05% to 2.00%, or a base rate, as defined, plus an applicable margin of 0.20% to 0.50%. The applicable interest rate margin is based on the Company’s leverage ratio as calculated under the facility. A facility fee margin of 0.20% to 0.50%, which is also based on the Company’s leverage ratio, is payable on the maximum facility amount. Fees for letters of credit under the U.S. Facility are charged at the applicable LIBOR interest rate margin, which was 1.625% as of July 31, 2002. Borrowings under the Canadian Facility bear interest at the Canadian Banker’s Acceptance rate, plus an applicable margin of 0.30%. A facility fee of 0.15% is payable on the Canadian Facility. The Revolving Credit Facility requires the Company to maintain certain customary financial and non-financial covenants, including the maintenance of minimum consolidated net worth and restrictions on payment of dividends. The Company is in compliance with all applicable covenants. As of July 31, 2002, the Company had availability of approximately $93.2 million under the Revolving Credit Facility (based on the $200.0 million borrowing availability in effect at such time). The borrowing availability under the U.S. and Canadian Facilities was reduced by the Company on October 10, 2002 and certain security was granted to the bank group—See Note 19 “Subsequent Events.”

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Long-term debt consists of the following:

July 31, 2002
(Dollars in thousands)
U.S. revolver, due January 2, 2005, bears interest at LIBOR plus 1.625%, or approximately 3.495% at July 31, 2002	$17,500
European sub-facilities, due January 2, 2005, bears interest at rates of LIBOR plus 1.625%, or the base rate, as defined, and ranged from 5.049% to 5.564% at July 31, 2002	37,317
Canadian revolver, due December 2, 2004, bears interest at Canadian Banker’s Acceptance Rate plus 0.30%, or approximately 2.86% at July 31, 2002	50,136
Capital lease obligations	1,994
Other indebtedness	4,403

111,350
Less: current portion	2,442

Total long-term debt	$108,908

The scheduled aggregate annual principal payments of long-term debt as of July 31, 2002, are as follows:

Year Ended July 31,	Long-term Debt
(Dollars in thousands)
2003	$2,442
2004	1,880
2005	105,748
2006	586
2007	459
Thereafter	235

Total	$111,350

Short term obligations consist of borrowings under a revolving demand facility in Australia (the “Australian Facility”) and, through December 17, 2001, included borrowings under a revolving demand facility in the United Kingdom (the “U.K. Agreement”) (collectively, “the Foreign Facilities”).

The Australian Facility is a revolving demand facility with maximum availability of approximately $0.6 million, and is guaranteed by the Company. The U.K. Agreement, which was retired at the time the Company entered into the Revolving Credit Facility, was comprised of a sterling overdraft and multi-currency demand facility in an aggregate amount of approximately $10.7 million. The Company had outstanding and maximum borrowings of $0.6 million and $6.2 million, respectively, under the Foreign Facilities as of and for the year ended July 31, 2002. Weighted average outstanding borrowings were $2.2 million and the effective interest rate was 5.4% for the year ended July 31, 2002.

NOTE 6.    RETIREMENT AND OTHER EMPLOYEE BENEFITS

The Company and its subsidiaries have various defined contribution and defined benefit plans covering substantially all of its employees. Benefits provided under the Company’s defined benefit pension plans are

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

primarily based on years of service and the employee’s compensation. The defined contribution plans provide benefits primarily based on compensation levels.

Defined Benefit Plans

The Company maintains defined benefit plans for one of its U.S. locations (the “U.S. Plan”) and for certain employees in Canada (the “Canadian Plans”).

The following sets forth the changes in benefit obligations and plan assets, and reconciles amounts recognized in the Company’s consolidated balance sheets:

	Year Ended July 31, 2002
	U.S. Plan	Canadian Plans
	(Dollars in thousands)
Benefit obligation at beginning of year	$2,199	$14,065
Service cost	40	2,247
Interest cost	149	1,158
Plan amendments	—	90
Gain on curtailment	—	(45)
Other loss (gain)	8	1,059
Benefits paid	(151)	(432)
Effect of currency translation	—	(507)

Benefit obligation at end of year	$2,245	$17,635

Fair value of plan assets at beginning of year	$2,555	$8,776
Company contributions	—	2,329
Actual return on plan assets	(89)	(319)
Benefits paid	(151)	(198)
Effect of currency translation	—	(309)

Fair value of plan assets at end of year	$2,315	$10,279

Funded status	$70	$(7,356)
Unrecognized net actuarial loss	528	2,113
Unrecognized prior service cost	96	1,043

Net amount recognized	$694	$(4,200)

Amounts recognized in the consolidated balance sheets consist of:

	July 31, 2002
	U.S. Plan	Canadian Plans
	(Dollars in thousands)
Prepaid benefit cost	$694	$—
Accrued benefit liability	—	(6,762)
Intangible asset	—	1,041
Minimum pension liability	—	1,521

Net amount recognized	$694	$(4,200)

A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan assets and accrued pension liabilities.

Assets of the U.S. and Canadian plans are invested primarily in equity and fixed income securities.

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

The weighted-average assumptions as of the end of the period were as follows:

	July 31, 2002
	U.S. Plan	Canadian Plans
Discount rate	7.00%	7.00%
Expected rate of return on plan assets	7.50%	8.00%
Rate of compensation increase	0.00%	4.00%

The components of net periodic pension benefit (income) expense for fiscal 2002 were as follows:

	Year Ended July 31, 2002
	U.S. Plan	Canadian Plans
	(Dollars in thousands)
Service cost	$40	$2,247
Interest cost	149	1,158
Expected return on plan assets	(210)	(766)
Curtailment loss	—	172
Net amortization	(4)	243

Net periodic benefit (income) expense	$(25)	$3,054

In determining net periodic benefit (income) expense, unrecognized prior service costs are amortized over periods ranging from 5 to 16 years.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the Canadian pension plans with accumulated benefit obligations in excess of plan assets were $12.6 million, $12.4 million, and $6.2 million, respectively, as of July 31, 2002.

Under the Asset Purchase Agreement between the Company and Nortel Networks Corp. (“Nortel”) dated December 19, 1995, Nortel has retained responsibility under certain of the Canadian pension plans with respect to services prior to the date of acquisition. In the event Nortel were unable to pay these obligations, the Company would be liable for all or most of such obligations.

Defined Contribution Plans

The Company also maintains defined contribution and profit-sharing plans for eligible employees. Certain contributions are made under the matching provision of 401(k) plans, while the remainder are made at the discretion of the Company’s Board of Directors. Expenses incurred by the Company in connection with these defined contribution and profit-sharing plans were $2.7 million for the year ended July 31, 2002.

NOTE 7.    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Certain of the Company’s operations are covered by postretirement health and life insurance benefits under unfunded plans.

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

The components that comprise the changes in the benefit obligation were as follows:

Year Ended July 31, 2002
(Dollars in thousands)
Benefit obligation at beginning of year	$6,487
Service cost	215
Interest cost	495
Plan amendments	509
Gain on curtailment	(349)
Actuarial loss	1,798
Benefits paid	(30)
Effect of currency translation	(252)

Benefit obligation at end of year	$8,873

Amounts recognized in the consolidated balance sheet consist of:

July 31, 2002
(Dollars in thousands)
Funded status	$(8,873)
Unrecognized net loss	1,823

Accrued postretirement benefit liability	$(7,050)

The weighted-average assumptions as of the end of the period were as follows:

July 31, 2002
Discount rate	7.00%
Rate of compensation increase	3.00%

The components of postretirement expense for fiscal 2002 were as follows:

Year Ended July 31, 2002
(Dollars in thousands)
Service cost	$215
Interest cost	495
Curtailment loss	235
Net amortization	65

Net postretirement benefit expense	$1,010

Future benefits were estimated assuming medical costs would increase at approximately a 9.00% annual rate for fiscal 2003, decreasing gradually to 5.00% in fiscal year 2007 and thereafter, and dental costs would increase at approximately 5.00% for fiscal 2003 and thereafter.

Assuming a 1.00% increase in this annual trend, the accumulated postretirement benefit obligation would have increased by $1,141,000 at July 31, 2002 and the postretirement benefit expense would have increased by approximately $95,000 for fiscal 2002. Conversely, assuming a 1.00% decrease in this annual trend, the accumulated postretirement benefit obligation would have decreased by $923,000 at July 31, 2002 and the postretirement benefit expense would have decreased by approximately $75,000 for fiscal 2002.

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 8.    STOCK BENEFIT PLANS

During fiscal 1999 the Company established the CDT Employee Stock Purchase Plan (the “ESPP”) which provides eligible employees the right to purchase common stock of the Company on a quarterly basis at the lower of 85% of the common stock’s fair market value on the first business day of a fiscal quarter or on the last business day of a fiscal quarter. There are 750,000 shares of common stock reserved for issuance under the ESPP. As of July 31, 2002, 389,015 shares of common stock remain available for issuance under the ESPP.

In December 1995, the Company adopted the Non-Employee Director Stock Plan (the “Non-Employee Plan”). The Non-Employee Plan provides that shares of common stock having a fair market value of $15,000 be granted annually to each non-employee director each August 1. Shares granted under the Non-Employee Plan were 5,928 in fiscal 2002.

A Long Term Performance Incentive Plan (the “2001 Plan”) was approved by the shareholders in December 2000, and authorizes the grant of various types of incentive awards with respect to 1,800,000 shares of the Company’s common stock. As of July 31, 2002, 1,370,440 shares are available for issuance under this plan.

A Long Term Performance Incentive Plan (the “1999 Plan”) was adopted in April 1999 and amended in June 1999 and authorizes the grant of various types of incentive awards with respect to 2,260,500 shares of the Company’s common stock. As of July 31, 2002, 165,230 shares are available for issuance under the 1999 Plan.

A Supplemental Long Term Performance Incentive Plan (the “Supplemental Plan”) was adopted in December 1995 and authorizes the grant of awards with respect to 2,700,000 shares of common stock, of which 1,687,500 shares are reserved for grants only to new members of the Company’s management who are employed in connection with acquisitions by the Company. As of July 31, 2002, 278,950 shares of common stock are available for grant under the Supplemental Plan.

A Long Term Performance Incentive Plan (the “Stock Option Plan”) was adopted in September 1993 and provides for the granting to employees and other key individuals stock options, stock appreciation rights, restricted stock, performance units and other types of incentive awards. An aggregate of 982,625 shares of common stock were reserved for issuance pursuant to the Stock Option Plan, and 3,983 are available for issuance as of July 31, 2002.

The Company maintains a Stock Purchase and Option Plan (the “Former Plan”) that was terminated as to future grants effective upon completion of the Company’s initial public offering on November 24, 1993. Options issued under the Former Plan expire on the earlier of ten years after the date of grant (July 1988 through September 1992) or ten days after termination of employment. Substantially all of the options granted under the Former Plan were exercised prior to July 31, 1998.

The terms of stock options issued under the Former Plan, Stock Option Plan, Supplemental Plan, 1999 Plan and 2001 Plan (collectively “the Option Plans”) include vesting over periods ranging from three to five years, an exercise price equal to the fair market value of the stock at the date of grant, and a maximum option term of ten years from the date of grant.

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Certain information regarding stock option transactions is summarized below:

	Year Ended July 31, 2002
	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	4,444,573	$12.34
Granted	560,000	14.51
Exercised	(315,384)	4.29
Forfeited	(495,050)	17.06

Outstanding, end of year	4,194,139	$12.67
Exercisable at end of year	3,014,816	$12.19

Weighted average fair value of options granted		$8.70

Information regarding stock options outstanding as of July 31, 2002 is summarized below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$1.22 – $4.15	45,994	1.8 years	$3.36	45,994	$3.36
$8.33 – $12.48	1,920,344	5.8 years	$9.86	1,458,707	$9.97
$12.89 – $17.44	1,945,657	7.4 years	$14.32	1,414,374	$14.12
$19.25 – $27.06	282,144	6.7 years	$21.98	95,741	$21.67

The Company accounts for the Option Plans and the ESPP in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation cost has been recognized. The supplemental information presented below discloses pro forma net income and net income per common share as if the Company had determined the cost of stock options in accordance with the fair value method under SFAS No. 123, Accounting for Stock-Based Compensation.

		Year Ended July 31, 2002
		(Dollars in thousands, except per share data)
Net income:	As reported	$3,588
	Pro forma	$194
Basic earnings per share:	As reported	$0.08
	Pro forma	$0.00
Diluted earnings per share:	As reported	$0.08
	Pro forma	$0.00

The fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants issued in fiscal 2002: risk-free interest rate of 4.34%; expected volatility of 61.4%; expected life of three to six years for all options; and an expected dividend yield of zero for all options. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s stock options. Incentive stock awards are granted at the discretion of the Company’s Board of Directors, therefore, the type and number of awards previously issued may not be indicative of those to be granted in future periods.

During fiscal 2001, the Company granted an employee award of 38,163 shares of restricted stock. The associated compensation expense was amortized over the vesting period. The award vested in fiscal 2002, and compensation expense recognized related to this award was $0.6 million in fiscal 2002.

NOTE 9.    INCOME TAXES

Except for the effects of the reversal of net deductible temporary differences, the Company is not aware of any factors which would cause any significant differences between book and taxable income in future years. Although there can be no assurances that the Company will generate any earnings or specific level of continuing earnings in future periods, management believes that it is more likely than not that the net deductible differences will reverse during periods when the Company generates sufficient net taxable income.

Income from continuing operations before income taxes and minority interest, as shown in the accompanying consolidated statement of operations, includes the following components:

Year Ended July 31, 2002
(Dollars in thousands)
Domestic	$6,809
Foreign	2,882

Income from continuing operations before income taxes and minority interest	$9,691

Taxes on income from continuing operations before minority interest, as shown in the accompanying consolidated statement of operations, include the following components:

Year Ended July 31, 2002
(Dollars in thousands)
Current provision:
Federal	$1,056
State	589
Foreign	2,236

Total current provision	3,881
Deferred provision (benefit):
Federal	936
State	160
Foreign	(486)

Total deferred provision	610

Income tax provision	$4,491

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

The effective rate differs from the statutory rate for the following reasons:

Year Ended July 31, 2002
(Dollars in thousands)
Tax provision based on the U.S. federal statutory tax rate	$3,268
State income taxes, net of federal income tax benefit	487
Research and development tax credit (Canada)	(232)
Foreign tax rates different from U.S. federal statutory rate	1,098
Goodwill and other nondeductible expenses	410
All other, net	(540)

Income tax provision	$4,491

The components of the deferred tax assets and liabilities recorded in the accompanying consolidated balance sheet at July 31, 2002, which include net deferred tax liabilities recorded in connection with acquisitions were as follows:

July 31, 2002
(Dollars in thousands)
Deferred Tax Assets:
Accruals	$4,998
Postretirement and pension accruals	3,495
Asset valuations	7,092
Net operating loss carryforwards	2,168
Uniform cost capitalization	1,266
Other	201

Total deferred tax assets	$19,220

Deferred Tax Liabilities:
Excess of book basis over tax basis of fixed assets	$(33,871)
Other	(230)

Total deferred tax liabilities	(34,101)

Net deferred tax liability	$(14,881)

Reconciliation to the consolidated balance sheets:
Current deferred tax asset, net	$13,292
Non-current deferred tax liability, net	(28,173)

Net deferred tax liability	$(14,881)

The Company currently intends that undistributed earnings of its foreign subsidiaries will be permanently reinvested outside of the United States. As such, a deferred tax liability has not been provided on the unremitted earnings of the Company’s foreign subsidiaries.

NOTE 10.    EARNINGS PER COMMON SHARE

Basic earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per common share are computed based on the weighted average

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

common shares outstanding plus additional potential shares assumed to be outstanding to reflect the dilutive effect of common stock equivalents. Additional potential shares are calculated for each measurement period based on the treasury stock method, under which repurchases are assumed to be made at the average fair market value price per share of the Company’s common stock during the period.

The following table sets forth the computation of basic and diluted earnings per share:

Year Ended July 31, 2002
(Dollars in thousands, except per share data)
Numerator:
Net income from continuing operations	$4,900
Net loss from discontinued operations	(1,312)

Net income	$3,588

Denominator:
Basic earnings (loss) per common share-weighted average common shares outstanding	44,244,255
Common stock equivalents	387,227

Diluted earnings (loss) per common share-weighted average common shares outstanding and common stock equivalents	44,631,482

Basic earnings (loss) per common share:
From continuing operations	$0.11
From discontinued operations	(0.03)

$0.08

Diluted earnings (loss) per common share:
From continuing operations	$0.11
From discontinued operations	(0.03)

$0.08

Options to purchase 2,227,801 shares of common stock were outstanding during fiscal 2002 but were not included in the computation of diluted earnings per common share as the options’ exercise prices were greater than the average market price of the common stock for the period.

NOTE 11.    ACQUISITIONS

On December 4, 2001, the Company purchased 83.6%, and subsequently, through July 31, 2002, has purchased an additional 10.6%, of the outstanding stock of Kabelovna Decin-Podmokly, a.s., (“KDP/CDT”) based in the Czech Republic. KDP/CDT is a manufacturer of communication, fiber optic, medical, signal and control cable and cable harnesses.

On August 15, 2001, the Company acquired 100% of the outstanding stock of A.W. Industries, (“AWI/CDT”), based in Ft. Lauderdale, Florida. AWI/CDT is a designer and manufacturer of connectors for the telecommunication and other industries.

The aggregate purchase price of KDP/CDT and AWI/CDT was $42.7 million, which included $15.2 million of cash acquired. The acquisitions were accounted for under the purchase method, under which the purchase

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

price is allocated based on the estimated fair market value of the assets and liabilities acquired. Acquired intangible assets were $2.4 million, and included $0.7 million assigned to trade names that are not subject to amortization. The remaining $1.7 million of intangible assets represent customer lists and contracts, patents, and non-compete agreements. These intangible assets have estimated useful lives ranging from one to five years. Allocation of the purchase price resulted in goodwill of $2.6 million, all of which was assigned to the Network Communication segment. None of the goodwill is deductible for tax purposes. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill related to the KDP/CDT and AWI/CDT acquisitions is not being amortized.

The results of operations of KDP/CDT and AWI/CDT have been included in the consolidated financial statements since the respective acquisition dates. Pro forma information giving effect to the acquisitions is not presented as their financial position and results of operations are not material to the Company’s consolidated financial statements.

NOTE 12.    INDUSTRY AND GEOGRAPHIC SEGMENT INFORMATION

The Company’s operations are organized into two business segments: the Network Communication segment and the Specialty Electronic segment. The Network Communication segment encompasses connectivity products used within computer networks and communication infrastructures for the electronic and optical transmission of data, voice and multimedia. Products included in this segment are high performance network cable, fiber optic cable and passive components, including connectors, wiring racks and panels, and interconnecting hardware for end-to-end network structured wiring systems, and communication cable products for local loop, central office, wireless and other applications, including assembly of products for the wireless marketplace. The Specialty Electronic segment encompasses electronic cable products that are used in automation and process control applications as well as specialized wire and cable products for niche markets, including commercial aviation and automotive electronics.

The accounting policies of the reportable segments are the same as those described in Note 1 “Significant Accounting Policies.” The Company evaluates segment performance based on operating profit, excluding business restructuring expenses, after allocation of corporate expenses. Business restructuring expenses of $5.6 million were incurred in fiscal 2002. Approximately $4.9 million of the fiscal 2002 restructuring expenses were associated with operations in the Network Communication segment. Corporate assets, which primarily consist of cash, deferred income taxes and other deferred costs, are immaterial and are allocated to the operating segments.

The Company has no inter-segment revenues. Summarized financial information for the Company’s operating segments as of and for the year ended July 31, 2002 is as follows:

	Network Communication Segment	Specialty Electronic Segment	Total
	(Dollars in thousands)
Sales:	$295,453	$206,159	$501,612
Depreciation and amortization expense:	12,258	8,166	20,424
Segment operating profit:	4,181	18,774	22,955
Total assets:	360,786	225,001	585,787
Capital expenditures:	7,589	4,970	12,559

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

Segment operating profit differs from consolidated income from continuing operations before income taxes and minority interest reported in the consolidated statement of operations as follows:

Year Ended July 31, 2002
(Dollars in thousands)
Segment operating profit	$22,955
Business restructuring expense, net	5,611
Interest expense, net	6,796
Other expense, net	857

Income from continuing operations before income taxes and minority interest	$9,691

The following summarizes external sales to customers and long-lived assets located in the Company’s country of domicile and certain foreign countries:

Year Ended July 31, 2002
(Dollars in thousands)
Sales:
United States	$287,986
Germany	54,218
Canada	49,958
Other	109,450

Total	$501,612

Long-lived assets:
United States	$88,426
Canada	38,376
Germany	30,396
Other	57,935

Total	$215,133

NOTE 13.    LEASE COMMITMENTS

Rental expense under noncancelable operating leases was approximately $7.6 million for the year ended July 31, 2002. Operating leases relate principally to manufacturing, warehouse and office space. Minimum annual rents payable under non-cancelable leases in each of the next five years and thereafter are as follows:

Year Ended July 31,	Total
(Dollars in thousands)
2003	$5,823
2004	4,690
2005	3,328
2006	2,502
2007	932
Thereafter	1,368

Total future minimum lease payments	$18,643

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

In July 2002 the Company entered into a sublease agreement for one of its facilities. The Company remains primarily liable under the terms of the original lease, therefore operating lease payments presented above include amounts due under the terms of the original lease agreement. In fiscal 2002 the Company recognized a loss related to such sublease of $0.4 million, which represents the excess of remaining payments due under the terms of the original lease over expected sublease income. The Company received $0.1 million of sublease income in fiscal 2002.

NOTE 14.    COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings and claims that arise in the normal course of business, including patent, trademark and environmental matters. In management’s opinion, any liability that might be incurred in connection with the resolution of such matters would not have a material effect upon the Company’s financial position, results of operations or cash flows.

Selling, general and administrative expenses for fiscal 2002 include a $1.3 million contingency provision for a lawsuit currently in discovery, and whose worst-case exposure is estimated at $3.0 million. Although the outcome of this matter is not certain at this time, the provision represents management and outside counsel’s most likely estimate of exposure.

The Company has granted, in connection with the acquisition of its HEW/CDT subsidiary in fiscal 1999, a put option to the sellers for the 20% minority interest in HEW/CDT. The put option must be exercised on or before January 31, 2003 and, if exercised, will become effective on August 1, 2003. If the option is exercised, the purchase price, which is based upon multiples of the average of prior and future results of operations of HEW/CDT, will be calculated as set forth in the agreement as of July 31, 2003, with payment due November 1, 2003.

The Company had outstanding letters of credit of $1.9 million as of July 31, 2002. As of July 31, 2002, the Company also maintained a $1.2 million bond in connection with workers’ compensation self-insurance in the state of Massachusetts.

NOTE 15.    RELATED PARTY TRANSACTIONS

In the normal course of business the Company enters into transactions for the purchase of materials, equipment and services with entities that are affiliated with or owned by an officer/stockholder. Transactions with related parties totaled less than $0.1 million in fiscal 2002.

NOTE 16.    DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

Concentrations of credit risk with respect to trade receivables are limited due to the Company’s wide variety of customers and the many markets into which the Company’s products are sold, as well as the many different geographic areas in which such customers and markets are located. As a result, at July 31, 2002, the Company does not believe it has any significant concentrations of credit risk.

The fair values and carrying amounts of the Company’s financial instruments, primarily accounts receivable and debt, are approximately equivalent. The debt instruments bear interest at floating rates, which are based upon market rates, or fixed rates that approximate market rates. All other financial instruments are classified as current and will be utilized within the next operating cycle.

The Company purchases foreign currency forward exchange contracts, which are highly effective as, and are designated as, fair value hedges of foreign currency receivables. The impact of these foreign currency

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

forward contracts, recorded in other expense, net in the consolidated statement of operations, was not material for the year ended July 31, 2002. No derivative instrument initially designated as a fair value hedge instrument was undesignated or discontinued as a hedging instrument during the year ended July 31, 2002. The notional amount of outstanding foreign currency exchange contracts was $6.9 million at July 31, 2002. The fair value of these contracts was not material at July 31, 2002.

NOTE 17.    BUSINESS RESTRUCTURING EXPENSES

The Company incurred business restructuring expenses of $5.6 million ($3.3 million net of tax) during fiscal 2002 related to various plans to reduce costs, including workforce reductions and the consolidation of certain facilities. The restructuring expense includes severance and other employee termination costs of $3.4 million ($2.1 million net of tax) related to the termination of 319 employees, of which 317 had left the Company as of July 31, 2002. Asset impairment charges of $2.2 million ($1.3 million net of tax) were incurred related to property and equipment held for sale and costs related to the closing of the Company’s wireless assembly facility, primarily representing the write-off of inventory applicable to terminated customer contracts. Approximately $4.9 million of the pretax fiscal 2002 restructuring expenses were associated with operations in the Network Communication segment.

The following table displays the activity related to the restructuring plans:

	Severance and Other Employee Costs	Asset Write- downs	Total
Restructuring reserve, July 31, 2001	$3,362	$—	$3,362
Charges	3,445	2,166	5,611
Cash expenditures	(4,527)	—	(4,527)
Asset valuation/other adjustments	(856)	(2,166)	(3,022)

Restructuring reserve, July 31, 2002	$1,424	$—	$1,424

NOTE 18.    QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly financial data are summarized as follows:

	Fiscal Year 2002
	First	Second	Third	Fourth
	(Dollars in thousands, except per share data)

Net sales	$128,602	$115,236	$129,777	$127,997
Gross profit	35,615	25,647	35,138	31,658
Income (loss) from operations	7,135	(5,627)	9,453	6,383
Net income (loss) from continuing operations	3,583	(4,503)	3,855	1,965
Net income (loss)	$2,830	$(5,294)	$3,857	$2,195
Per share information:
Diluted earnings (loss) per common share
Net income (loss) from continuing operations	$0.08	$(0.10)	$0.09	$0.04
Net income (loss)	$0.06	$(0.12)	$0.09	$0.05

CABLE DESIGN TECHNOLOGIES CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 19.    SUBSEQUENT EVENTS

The Company reached an agreement on October 10, 2002 with the agent under its bank facility to reduce total available borrowings under the Revolving Credit Facility to $150.0 million, and to provide security for the loans in the form of a pledge of substantially all of the Company’s U.S. and Canadian non-real estate assets. See Note 5 “Financing Arrangements.”

The Company announced certain restructuring measures on September 26, 2002, including the consolidation of four operating units into other Company operations and a Company-wide workforce reduction affecting approximately 8% of total employees, including employees at the facilities to be consolidated. The four operating units affected are: NEK/CDT, a manufacturer of network cable products located in Sweden, will be consolidated into the Company’s other European manufacturing facilities; NorLAN/CDT, a Montreal, Canada based manufacturer of network cable products, will be consolidated into the Company’s Nordx/CDT operations; Red Hawk/CDT, a manufacturer of media conversion, power over Ethernet and LAN products located in California, will be consolidated into Mohawk/CDT; and the Company’s non-core Admiral/CDT and Tennecast/CDT operations, located in Ohio, will be consolidated. The Company expects to incur pretax charges of approximately $11 million in the first fiscal quarter 2003 associated with the above facilities consolidations and workforce reductions, including severance and other employee termination costs, losses on leased facilities to be vacated, and a non-cash charge related to the write-down of certain assets as a result of the consolidations. Additionally, the Company expects to incur relocation and reinstallation costs, primarily related to the movement of machinery and equipment, of $1–$2 million which will be expensed when incurred.

On October 22, 2002 the Company executed an agreement to sell substantially all of the operating assets related to its NORCOM operating unit located in Kingston, Ontario. NORCOM manufactures telecommunication and central office cables. The purchase price is approximately $11.3 million plus assumption of accounts payable and certain other current liabilities, subject to adjustments for asset values as of the closing date. The Company will retain various liabilities, including those relating to potential environmental and certain pension and postretirement matters. The agreement contemplates additional contingency payments over three years of up to $8.1 million depending primarily on the purchaser’s achievement of future business levels and, to a lesser extent, sales of certain inventory items. The Company expects to incur pretax charges of approximately $40 to $45 million in the first fiscal quarter 2003 as a result of the sale transaction. The amount of such losses has not been finally determined. The transaction is expected to close on or about October 31, 2002. There can be no assurance that such transaction will close or, if it closes, the amount of any adjustments to the purchase price or whether any portion of the contingent payments will be realized.

On October 31, 2002, the sale of the NORCOM operations, which was a division of our Network Communication segment, was closed. The Company recorded a pretax loss on the sale of $44.7 million in the first fiscal quarter 2003.

Net sales and pretax operating loss of the discontinued NORCOM operations for the period ended July 31, 2002 were as follows:

Net sales	$52,142
Pretax operating loss	$ 1,721

The results of operations for NORCOM have been reported separately as discontinued operations in the Consolidated Statement of Operations for the year ended July 31, 2002 and the assets and liabilities have been separately classified as discontinued in the Consolidated Balance Sheet as of July 31, 2002. The related notes to the consolidated financial statements have been restated as appropriate.